Exhibit 77(e)(6)
AMENDED AND RESTATED
SCHEDULE A

with respect to the

SUB-ADVISER AGREEMENT

between

ING INVESTMENTS, LLC

and

ING INVESTMENT MANAGEMENT CO.

Series	Annual Sub-Adviser Fee

ING Index Plus LargeCap Equity Fund X	0.2025%

ING Principal Protection Fund XI	Offering Phase 0.1125% Guarantee Period: -Equity Component 0.3600% -Fixed Component 0.2475% -ETF & Futures Strategy in lieu of Equity Strategy 0.2475% Index Plus LargeCap Period 0.2025%

ING Principal Protection Fund XII	Offering Phase 0.1125% Guarantee Period: -Equity Component 0.3600% -Fixed Component 0.2475% -ETF & Futures Strategy in lieu of Equity Strategy 0.2475% Index Plus LargeCap Period 0.2025%